EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Energous Corporation on Form S-3 (File No. 333-283819), Form S-8 (File No. 333-278352), Form S-8 (File No. 333-259621), Form S-8 (File No. 333-248536), Form S-8 (File No. 333-225396), Form S-8 (File No. 333-214785), Form S-8 (File No. 333-204690), Form S-8 (File No. 333-196360), Form S-8 (File No. 333-203152), Form S-8 (File No. 333-210239), Form S-8 (File No. 333-219125), Form S-8 (File No. 333-223747), Form S-8 (File No. 333-266923), Form and Form S-8 (File No. 333-280514), of our report dated March 28, 2024, with respect to our audit of the financial statements of Energous Corporation as of December 31, 2023 and for the year ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Energous Corporation for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP
San Jose, CA
February 27, 2025